Exhibit 99.3

February 8, 2023

The Board of Directors
Ritchie Bros. Auctioneers Incorporated
9500 GlenlyonParkway
Burnaby, British Columbia, Canada V5J 0C6

Re: Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC ("Guggenheim Securities") hereby consents to (i) the inclusion of our opinion letter dated January 22, 2023 (the "Opinion") to the Board of Directors of Ritchie Bros. Auctioneers Incorporated ("Ritchie Bros.") as Annex E to the joint proxy statement/prospectus that is being filed on or promptly after the date hereof with the Securities and Exchange Commission in connection with the proposed merger involving Ritchie Bros. and IAA, Inc. ("IAA"), which joint proxy statement/prospectus forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of Ritchie Bros. (the "Registration Statement") that is being filed on or promptly after the date hereof with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of(a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Ritchie Bros

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such joint proxy statement/prospectus within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By	/s/ Eric A. Rutkoske
Eric A. Rutkoske
Senior Managing Director